Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into between Cricut, Inc., a Delaware corporation (the “Company”), and Ashish Arora (the “Executive”), effective as of the Effective Date (as defined below).  The Company and the Executive are referred to collectively as the “Parties.”

RECITALS

A.The Company desires to continue to employ the Executive as the Company’s President and Chief Executive Officer.

B.The Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

AGREEMENT

In consideration of the promises and the mutual covenants and the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.Definitions.  For purposes of this Agreement, the following terms have the meanings specified in this Section 1. Other capitalized terms are defined elsewhere in this Agreement.

“Affiliate” means, with respect to a specified Person, any Person that, directly or indirectly, through one or more intermediaries Controls, is Controlled by, or is under common Control with, the specified Person, excluding, in all cases, the Perot Entity.

“Board” means the Board of Directors of the Company.

“Cause” means the Executive (i) entering a plea of no-contest with respect to, or being convicted (including by a plea of guilty) of a felony, whether or not related to the Executive’s employment with the Company; (ii) committing (x) any illegal conduct that results in material damage or harm to the business, financial condition, reputation or assets of the Company or any Affiliate (y) or any action involving dishonesty, fraud or moral turpitude, with respect to the Company or any Affiliate or any of their employees, customers or suppliers; (iii) engaging in gross misconduct or being grossly negligent with respect to  the performance of the Executive’s duties; (iv) failing to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by the Company or any Affiliate to cooperate, or destroying or failing to preserve documents or other material reasonably known to be relevant to such an investigation, or inducing other persons to fail to cooperate or to destroy or fail to produce documents or other material; (v) materially violating the Company’s written conduct policies, including but not limited to the Company’s Code of Conduct and Ethics; (vi) materially breaching any agreement with the Company, including this Agreement (with the exception of a material breach based on the reasonable good faith belief that such act is or was in the best interests of the Company or any Affiliate); (vii) willfully making a material and unauthorized disclosure of confidential information with respect to the Company or any Affiliate; (viii) engaging in a pattern of failing or refusing to perform any of the Executive’s material duties; (ix) making disparaging, derogatory or detrimental comments about the Company or any Affiliate to third parties other than governmental entities; (x) engaging in a pattern of conduct that is detrimental to the reputation of the Company or any Affiliate; or (xi) abusing alcohol, prescribed medication or illegal drugs (whether or not at the workplace).  The Company will give the Executive written notice prior to termination of employment pursuant to sub-paragraphs (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) or (xi) of the foregoing, setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure.  Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have twenty (20) business days from the giving of such notice within which to cure any failure, breach or refusal under sub-paragraphs (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) or (xi) of the foregoing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Board or an authorized committee of the Board.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, credit arrangement or otherwise.

“Disability” means the inability of the Executive to have performed the Executive’s material duties under this Agreement due to a physical or mental injury, infirmity or incapacity for one hundred twenty (120) consecutive days (including weekends and holidays) as determined by the Board in its reasonable discretion.  The Executive shall reasonably cooperate with the Company if a question arises as to whether the Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Company and its attorneys).

“Perot Entity” means Petrus Trust Company, LTA.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(e) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

Section 2.Duties; At-Will Employment.

(a)Duties/Authority; Devotion; Other Business Activities.

i.Duties and Authority. As of the Effective Date, the Executive shall serve as President and Chief Executive Officer of the Company and shall have the duties and authority assigned or delegated to the Executive by the Board or a Board committee. The Executive shall report to the Board or a Board committee. The period of the Executive’s employment under this Agreement is referred to herein as the “Employment Period.”

ii.Board Membership.  Subject to any required stockholder approvals, throughout the Employment Period, the Executive shall be nominated for re‑election to the Board so long as the Executive continues to serve as the Company’s Chief Executive Officer.

iii.Devotion. The Executive will (A) devote the Executive’s
entire business time to the Company, except to the extent otherwise agreed in writing by the Board; (B) use the Executive’s best efforts to promote the success of the Company; and (C) cooperate fully with the Board in all lawful directives.

iv.No Other Business Activities. During the Employment Period, the
Executive shall not engage in any business activities except for those to be performed for the benefit of the Company, unless approved by the Board in writing.

(b)At-Will Employment.  The Parties agree that the Executive’s employment with the Company will be “at-will” employment and may be terminated by the Company at any time with or without cause or notice.  The Executive understands and agrees that neither the Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the Executive’s employment with the Company.  However, as described in this Agreement, the Executive may be entitled to severance payments or benefits depending on the circumstances of the Executive’s termination of employment with the Company.

Section 3.Compensation.

(a)Base Salary. During the Employment Period, the Executive shall be paid an annual salary of $448,800, subject to adjustment as provided below (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s customary payroll practices. The Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b)Annual Bonus. During the Employment Period, the Executive shall be eligible to receive an annual cash bonus in an amount to be determined by the Board based on the Company’s performance (each, a “Bonus”). The amount of each Bonus will be targeted at one hundred percent (100%) of the Executive’s Base Salary on an annual basis.  The Executive may be eligible for certain increases and/or “accelerators” above the target amount of the Bonus based on outperformance of the Company’s performance objectives established by the Committee under the Company’s annual incentive plan (“Bonus Plan”).  To the extent earned, the Bonus shall be payable in accordance with the Bonus Plan as soon as practicable following the end of the year to which the Bonus relates.  All Bonus payments to the Executive will be subject to the Executive’s continued employment with the Company at the time of payment, unless the (i) the Executive is employed by the Company as of the last date of the period during which the achievement of the bonus is measured and (ii) the Executive’s employment is thereafter terminated pursuant to death or Disability or without Cause. If Executive’s employment is terminated due to death, Disability or without Cause by the Company prior to the last date of the period during which the achievement of the bonus is measured, Executive will be paid a pro-rata bonus for the period he was employed by the Company.  All achieved Bonus payments must be paid no later than March 15th of the year following the year in which such payments are earned.

(c)Equity.  During the Employment Period, the Executive shall be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time.  The Committee will determine in its discretion whether the Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.  In addition, with respect to Executive’s equity awards previously granted on October 1, 2018 and August 17, 2020 (collectively, the “Performance Equity Awards”), Executive agrees to the terms contemplated by Schedule 1 of this Agreement.

(d)Reimbursement of Business Expenses. During the Employment Period, the Company shall reimburse the Executive for all reasonable and necessary out-of-pocket traveling and other expenses incurred by the Executive, for or on behalf of the Company, in the performance of the Executive’s duties under this Agreement; provided, however, that the Executive shall follow all reimbursement policies and procedures that may be established by the Company from time to time, including the submission of documentation reasonably substantiating the expense.

(e)Participation in Benefits Plan. During the Employment Period, the Executive shall be entitled to participate in any retirement, group insurance, hospitalization, medical, dental, health, accident, disability or other benefits programs offered by the Company to its executive officers from time-to-time in accordance with the terms and conditions of the Company’s policies. The Company may rescind, replace or amend any of the plans from time to time in its sole discretion.

(f)Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks of paid vacation per calendar year which shall accrue pursuant to the policies of the Company.

Section 4.Change in Control.  If a Change in Control (as defined in the Company’s 2021 Equity Incentive Plan) occurs before the termination of the Executive’s employment with the Company, then immediately prior to such Change in Control, the Executive’s equity awards that are subject only to time-based vesting conditions will become fully vested and exercisable (if applicable) and with respect to the Executive’s equity awards that are subject to performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case unless specifically provided otherwise under the applicable equity award agreement or other written agreement between the Executive and the Company or any of its subsidiaries or parents, as applicable.

Section 5.Termination of Employment.

(a)Termination by the Company for Cause; Voluntary Termination by the Executive.

i.Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder at any time for Cause.

ii.Voluntary Termination by the Executive for Any Reason. The Executive may terminate the Executive’s employment hereunder for any reason by providing the Board with thirty (30) days’ advance written notice.

iii.Termination by the Company Other Than for Cause, Death, or Disability.  The Company may terminate the Executive’s employment other than for Cause, death, or Disability (a termination “Without Cause”) at any time.

iv.Effects of Termination by the Company for Cause or Voluntary Termination by the Executive.  If the Executive’s employment is terminated by the Company for Cause, or is voluntarily terminated by the Executive for any reason, the Company shall pay to the Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements (“Accrued Compensation”), and no other benefits, compensation, or other payments shall be due from the Company to the Executive.

(b)Termination on Death or Disability or by the Company without Cause; Termination Without Cause. This Agreement shall terminate automatically on the death or Disability of the Executive and on thirty (30) days advanced written notice if terminated by the Company without Cause. In such case, the Executive (or in the event of the Executive’s death, his estate) shall be entitled only to the payment of his Accrued Compensation and the pro rata portion of any Bonus through the termination date (payable at the same time the Bonus would have been paid had Executive remained employed throughout the entire year of termination and, in either case, not duplicative with the payment under Section 3(b)), and no other benefits, compensation, or other payments shall be due from the Company to the Executive or his estate (as applicable).

(c)Resignation as Officer and Director. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from any employment, officer, director or fiduciary position with the Company, any of its Affiliates and the Board.

Section 6.Confidentiality, Non-Solicitation and Non-Competition. The terms of the Restrictive Covenant Agreement dated February 2, 2012 between the Executive and the Company (the “Restrictive Covenant Agreement”) are deemed to be renewed and are incorporated in this Agreement by reference.

Section 7.Section 409A Compliance.

(a)General.  This Agreement and the payments and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) so that none of such payments and benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with such intent.  Notwithstanding anything to the contrary in the Agreement, including but not limited to Section 10(g), the Company will have the right to amend the Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Executive, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of any payments and benefits under this Agreement or imposition of any additional tax.  In no event will the Company reimburse the Executive for any taxes or other costs that may be imposed on the Executive as result of Section 409A.

(b)Deferred Compensation.  Notwithstanding anything to the contrary in this Agreement, no severance/separation payments and benefits to be paid or provided to the Executive (if any) that are considered deferred compensation under Section 409A will be paid or provided until the Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance/separation payments and benefits payable to the Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until the Executive has a “separation from service” within the meaning of Section 409A.  Notwithstanding any other provision of this Agreement, to the extent that the right to any severance/separation payments and benefits are considered deferred compensation under Section 409A of the Code, such severance/separation payments and benefits shall be paid (or provided) in accordance with the following: If the Executive is a “specified employee” within the meaning of Section 409A on the date of the Executive’s separation from service, then such severance/separation payments and benefits shall not be paid or provided during the period beginning on the date of the Executive’s separation from service and ending on the date that is six (6) months following the Executive’s separation from service (or, if earlier, on the date of the Executive’s death), and the amount of any such severance/separation payments and benefits that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth (15th) day of the first (1st) calendar month following the end of the period (the “Delayed Payment Date”).  If payment of an amount is delayed as a result of the previous sentence of this Section 7(b), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Executive but for this Section 7(b) to the day prior to the Delayed Payment Date.  The rate of interest shall be compounded monthly, at a rate equal to the three (3)-month London Interbank Offered Rate (LIBOR), as reported by The Wall Street Journal on the last business day of the month in which occurs the date of the Executive’s separation from service.  Such interest shall be paid on the Delayed Payment Date.

(c)Reimbursements.  Payments with respect to reimbursements of expenses shall be made in accordance with Company policy and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred.  The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year. No right to reimbursement shall be subject to liquidation or exchange for another benefit.

(d)Separate Payments.  Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

Section 8.Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter for a period of two (2) years, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of either the Executive’s employment with the Company or being a member of the Board, and will provide reasonable assistance to the Company, any Affiliate of the Company, the Board and their respective representatives in pursuing or defending any claim that may be initiated by, or made against, the

Company, any Affiliate of the Company (collectively, the “Claims”).  During the pendency of any litigation or other proceeding involving Claims, and except as required by law or authorized by the Board, the Executive shall not communicate with any party to the litigation or other proceedings, including the party’s representatives, employees, agents and attorneys, with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company, any Affiliate of the Company.  Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Executive in complying with this Section 8.  This Section 8 expressly survives the termination of the Employment Period and the Executive’s employment with the Company.

Section 9.Limitation on Payments. In the event that the severance and other payments and benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:

(x) delivered in full, or

(y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of equity awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting of equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A.  In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards.

A nationally recognized professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) will make any determination required under this Section 9.  Such determinations will be made in writing by the Firm and any good faith determinations of the Firm will be conclusive and binding upon the Executive and the Company.  For purposes of making the calculations required by this Section 9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Executive and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 9.  The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 9.

Section 10.Arbitration.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS OF EMPLOYMENT THEREOF, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”).  THE FAA’S SUBSTANTIVE AND PROCEDURAL RULES SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT, AND ANY STATE COURT OF COMPETENT JURISDICTION MAY STAY PROCEEDINGS PENDING ARBITRATION OR COMPEL ARBITRATION IN THE SAME MANNER AS A FEDERAL COURT UNDER THE FAA.  EXECUTIVE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EXECUTIVE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EXECUTIVE’S INDIVIDUAL CAPACITY.  ANY ARBITRATION WILL OCCUR IN UTAH, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 10.  THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE UTAH RULES OF CIVIL PROCEDURE. THE PARTIES AGREE THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS.  THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW.  THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES.  THE ARBITRATOR SHALL APPLY SUBSTANTIVE UTAH LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION.  THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION.  THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD.  THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW.  THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.  NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE.  SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN

THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

Section 11.Miscellaneous.

(a)Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Cricut, Inc.

Attn: General Counsel

10855 South River Front Parkway

South Jordan, Utah 84095

If to Executive:

at the last residential address known by the Company.

(b)Severability. Whenever possible, each provision of this Agreement shall be interpreted in the manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in that jurisdiction as if the invalid, illegal or unenforceable provision had never been contained herein.

(c)Complete Agreement. This Agreement (and its exhibits) and the Restrictive Covenant Agreement embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way (including, but not limited to, the Employment Agreement between the Parties, effective as of February 15, 2018).

(d)Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.  A facsimile signature, whether by fax or other electronic form, shall be deemed an original and shall bind the signing party.

(e)Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company, and their respective successors and assigns; provided that the services provided by the Executive under this Agreement are of a personal nature and rights and obligations of the Executive under this Agreement shall not be assignable.

(f)Governing Law; Venue. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be governed by and construed in accordance with the domestic laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. Any lawsuit arising out of or in any way related to this Agreement to the Parties’ relationship hereunder shall be brought only in those state or federal courts having jurisdiction over actions arising in Salt Lake County in the State of Utah.

(g)Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive.  The waiver of a breach of any term or provision of this Agreement will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(h)Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(i)Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(j)Acknowledgment.  The Executive acknowledges that the Executive has had the opportunity to discuss this matter with and obtain advice from the Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

[Remainder of Page Intentionally Left Blank]

In witness whereof, the Parties have executed this Employment Agreement, effective as of the date the U.S. Securities and Exchange Commission declares effective the Company’s S-1 registration statement in connection with the initial public offering of the Company’s securities (the “Effective Date”).

CRICUT, INC.

By:	/s/ Jason Makler	Date:	3/13/2021
Name:	Jason Makler
Title:	Board Member

EXECUTIVE

/s/ Ashish Arora		Date:	3/14/2021
Ashish Arora

SCHEDULE 1

By his signature to the Employment Agreement to which this Schedule 1 is attached, the Executive acknowledges and agrees that, with respect to any distribution made in accordance with the Third Amended and Restated Liability Company Agreement of Cricut Holdings, LLC, a Delaware limited liability company (the “LLC”), dated as of June 11, 2015, as amended from time to time (the “LLC Agreement”), triggered upon a dissolution of the LLC pursuant to Section 12.1 of the LLC Agreement (a “Dissolution”), Executive agrees that the proceeds from such distribution with respect to Executive’s Performance Equity Awards shall be determined and paid to Executive as prescribed in the manner set forth in the LLC Agreement, except as provided below.

Capitalized terms used but not otherwise defined above or not otherwise defined below shall have the meaning set forth in the award agreement governing the applicable Performance Equity Award.

1.	With respect to his Performance Equity Award granted on October 1, 2018:

a.

The proceeds from such distribution with respect to the Group 2 Incentive Units shall be calculated as if the Participation Threshold was $1,122,945,606.84 (or $1,072,193,260.57 after taking into account the impact of the September 2020 dividend), and when expressed on a per Unit basis $3.00 (or $2.85 after taking into account the impact of the September 2020 dividend); and

b.

The proceeds from such distribution with respect to the Group 3 Incentive Units shall be calculated as if the Participation Threshold was $1,497,260,809.12 (or $1,446,508,462.85 after taking into account the impact of the September 2020 dividend), and when expressed on a per Unit basis $4.00 (or $3.85 after taking into account the impact of the September 2020 dividend).

2.	With respect to his Performance Equity Award granted on August 17, 2020:

a.

The proceeds from such distribution with respect to the Group 2 Incentive Units shall be calculated as if the Participation Threshold was $2,424,247,200.00 (or $2,373,494,853.73 after taking into account the impact of the September 2020 dividend), and when expressed on a per Unit basis $6.00 (or $5.85 after taking into account the impact of the September 2020 dividend); and

b.

The proceeds from such distribution with respect to the Group 3 Incentive Units shall be calculated as if the Participation Threshold was $2,828,288,400.00 (or $2,777,536,053.73 after taking into account the impact of the September 2020 dividend), and when expressed on a per Unit basis $7.00 (or $6.85 after taking into account the impact of the September 2020 dividend).

Executive understands, acknowledges and agrees that any proceeds from the Dissolution that otherwise would be allocated or payable to Executive but for the terms of this Schedule 1 will not

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be allocated or paid to Executive and instead shall be allocated and paid to other equity holders of the LLC in accordance with the terms of the LLC Agreement.

Except as provided in this Schedule 1, the Performance Equity Awards will continue to remain subject to their existing terms.

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